Exhibit 10.3

FIRST AMENDMENT TO THE VOTING AGREEMENT

AND THE DEBT CONVERSION AGREEMENT

THIS FIRST AMENDMENT TO THE VOTING AGREEMENT AND THE DEBT CONVERSION AGREEMENT (the “Amendment”) is executed as of this 29th day of May 2012 (“Effective Date”) by and among BLAST ENERGY SERVICES, INC., a Texas corporation (“Company”) on one hand, and Berg McAfee Companies, LLC, a California limited liability company ("BMC"), and Clyde Berg, an individual ("Berg" and together with BMC, the "Holders," and each individually a “Holder”) on the other hand.

W I T N E S S E T H

WHEREAS, on January 13, 2012 the Company and the Holders entered into that certain Voting Agreement (the “Voting Agreement”) and Debt Conversion Agreement (the “Debt Conversion Agreement”).

WHEREAS, the Company has not yet consummated the Plan of Reorganization (as the same may be amended from time to time, the "Merger Agreement") with Pacific Energy Development Corp., a Nevada corporation ("PEDCO") and Blast Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company ("Merger Sub"), which provides for, among other things, the merger (the "Merger") of Merger Sub and PEDCO pursuant to the terms and conditions of the Merger Agreement.

WHEREAS, Holders believe it is in their best interests that the Merger take place, and as a condition to its willingness to extend the Closing Date of the Merger Agreement, PEDCO and the Company have required that the Holders execute and deliver this Agreement;

WHEREAS, the parties propose to enter into this First Amendment of the Voting Agreement and the Debt Conversion Agreement, on the terms and for the consideration set forth herein; and

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Amended Terms of Voting Agreement. Section 8 of the Voting Agreement shall be amended and restated in its entirety to read:

“8. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Merger Date, (ii) the date on which the Merger Agreement is terminated in accordance with its terms, or (iii) August 1, 2012.”

2. Amended Terms of Debt Conversion Agreement. Section 6(a) of the Debt Conversion Agreement shall be amended and restated in its entirety to read:

“6. TERMINATION. This Agreement may be terminated:

(a)
At the option of any party in the event that the record date for the Shareholder Meeting has not occurred by August 1, 2012 and such delay was not as a result of any breach of this Agreement by the terminating party; or”

3. Representations and Warranties.

a.
The Company has the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof. The execution, delivery and performance of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required. When executed and delivered by the Company, this Amendment shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

b.
The Holders have the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof. The execution, delivery and performance of this Amendment by the Holders and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Holders, its Board of Directors, stockholders or any other third party is required. When executed and delivered by The Holders, this Amendment shall constitute a valid and binding obligation of The Holders enforceable against The Holders in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

4. Limited Effect. Except as amended hereby, the Voting Agreement shall remain in full force and effect, and the valid and binding obligation of the parties thereto.

5. Expenses. Each party shall pay its own fees, costs and expenses incurred in connection with this Amendment.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies of and under this Amendment.

7. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided however that PEDCO shall be a deemed to be a third party beneficiary to all of the Company's rights and remedies hereunder.

8. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, have caused this First Amendment to Voting Agreement to be duly executed and delivered as of the date first written above.

BLAST ENERGY SERVICES, INC.

By: /s/ John MacDonald
Name: John MacDonald
Title: CFO

Berg McAfee Companies, LLC

By: /s/ Clyde Berg
Name: Clyde Berg
Title:

/s/ Clyde Berg
Clyde Berg